As filed with the Securities and Exchange Commission on October 20, 2010
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Bravo Brio Restaurant Group, Inc.
(Exact name of registrant as specified in its charter)

Ohio	5812	34-1566328
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

777 Goodale Boulevard, Suite 100
Columbus, Ohio 43212
(614) 326-7944
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Saed Mohseni
President and Chief Executive Officer
777 Goodale Boulevard, Suite 100
Columbus, Ohio 43212
(614) 326-7944
(Name, address including zip code, and telephone number, including area code, of agent for service)

With copies to:

Carmen J. Romano, Esq.	Marc D. Jaffe, Esq.
James A. Lebovitz, Esq.	Ian D. Schuman, Esq.
Dechert LLP	Latham & Watkins LLP
Cira Centre	885 Third Avenue
2929 Arch Street	New York, New York 10022
Philadelphia, Pennsylvania 19104	(212) 906-1200
(215) 994-4000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☑  333-167951

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of Securities to be	Amount to be	Offering Price Per	Aggregate Offering	Registration
Registered	Registered(1)	Share	Price(2)	Fee(3)
Common stock, no par value per share	1,917,050	$14.00	$26,838,700	$1,913.60

(1)	Includes shares to be offered by the selling shareholders in this offering and shares that may be purchased by the underwriters from the selling shareholders upon the exercise of the underwriters’ over-allotment option.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended, based on an estimate of the proposed maximum aggregate offering price.

(3)	The $26,838,700 proposed maximum aggregate offering price is in addition to the $153,327,700 proposed maximum aggregate offering price registered pursuant to the registrant’s Registration Statement on Form S-1 (File No. 333-167951). An aggregate registration fee of $12,300.00 was previously paid in connection with that Registration Statement.

EXPLANATORY NOTE

This Registration Statement is being filed with respect to the registration of additional common shares, no par value per share, of Bravo Brio Restaurant Group, Inc., an Ohio corporation (the “Company”), pursuant to Rule 462(b) (“Rule 462(b)”) under the Securities Act of 1933, as amended, and General Instruction V of Form S-1. This Registration Statement includes the Registration Statement facing page, this page, the signature page, an exhibit index, an opinion of counsel regarding the legality of the securities being registered and a related consent, and the consent of the Company’s independent registered public accounting firm. Pursuant to Rule 462(b), the contents of the Company’s registration statement on Form S-1, as amended (File No. 333-167951), including the exhibits thereto, which was declared effective by the Securities and Exchange Commission (the “Commission”) on October 20, 2010 (the “Initial Registration Statement”), are incorporated by reference into this Registration Statement. This Registration Statement covers the registration of an additional 1,917,050 common shares of the Company in the offering related to the Initial Registration Statement.

Undertaking

The Company hereby certifies to the Commission that (i) it has instructed its bank to pay the Commission the filing fee set forth on the cover page of this registration statement by wire transfer of such amount to the Commission’s account at U.S. Bank as soon as practicable (but no later than the close of business on October 21, 2010); (ii) it will not revoke such instruction; (iii) it has sufficient funds in the relevant account to cover the amount of such filing fee; and (iv) it will confirm receipt of such instructions by its bank during the bank’s regular business hours no later than October 21, 2010.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Columbus, State of Ohio, on October 20, 2010.

Bravo Brio Restaurant Group, Inc.

By:	/s/ Saed Mohseni
Saed Mohseni
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 20th day of October, 2010.

Signature	Title

/s/ Saed Mohseni Saed Mohseni	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ James J. O’Connor James J. O’Connor	Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)

* Alton F. Doody, III	Director

* Harold O. Rosser II	Director

* David B. Pittaway	Director

* Michael J. Hislop	Director

* Allen J. Bernstein	Director

*By	/s/ James J. O’Connor
Name: James J. O’Connor
Title: Attorney-in-fact

Exhibit Index

Exhibit
Number		Document

5.1		Opinion of Vorys, Sater, Seymour and Pease LLP.
23.1		Consent of Deloitte & Touche LLP.
23.2		Consent of Vorys, Sater, Seymour and Pease LLP (included in Exhibit 5.1).
24	.1*	Power of Attorney.

*	Incorporated by reference to the signature page included with the Registration Statement on Form S-1 of the registrant (File No. 333-167951).